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                                   EXHIBIT 4.5

                          ELEPHANT & CASTLE GROUP INC.

                          NOTEHOLDER'S EXCHANGE WARRANT

NO.                                             DATED AS OF DECEMBER 3, 1999

Elephant & Castle Group, Inc., a corporation organized under the Province of British Columbia (the "Company"), hereby agrees that, for value received, _____________________. or its assigns, is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and prior to January 31, 2001, _____________________ (_____________) shares of the
$0.1 par value Common stock of the Company (the "Common Stock"), at an exercise price of $2.00 per share and prior to January 31, 2003 at an exercise price of $3.00, which exercise prices are subject to adjustment as provided herein. Terms not otherwise defined herein shall have the meaning ascribed in that certain Agency Agreement by and between Delphi Financial Corporation and the Company dated as of February 1, 1999.

1. EXERCISE OF WARRANT. The purchase rights granted by this Warrant shall be exercised by surrendering this Warrant with the form of exercise attached hereto duly executed by such holder, to the Company at its principal office, accompanied by payment, in cash or by cashier's check payable to the order of the Company or by cashless exercise pursuant to
         Section 2 hereof, of the purchase price payable in respect of the Common Stock being purchased. If less exercise, execute and deliver to the holder hereof a new Warrant (dated the date hereof) evidencing the number of shares of common Stock not so purchased. As soon as practical after the exercise of this Warrant and payment of the purchase price, the Company will cause to be issued in the name of and delivered to the holder hereof or as such holder may direct, a certificate or certificates representing the shares purchased upon such exercise.

2. ANTI-DILUTION ADJUSTMENTS. If the Company shall at any time hereafter subdivide or combine its outstanding shares of Common Stock, or declare a dividend payable in Common Stock, the exercise price in effect immediately prior to the subdivision, combination or record date for such dividend payable in Common Stock shall forthwith be proportionately


ELEPHANT & CASTLE INTERNATIONAL, INC.                    5 GTM/LEH/JAW 042199
ALAMO GRILL  FRANCHISE AGREEMENT                                     475250.5
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         increased, in the case of combination, or proportionately decreased, in the case of subdivision or declaration of a dividend payable in Common Stock, and each share of Common Stock purchasable upon exercise of this Warrant, immediately preceding such event, shall be changed to the number determined by dividing the then current exercise price by the exercise price as adjusted after such subdivision, combination or dividend payable in Common Stock.

No fractional shares of Common Stock are to be issue upon the exercise of the Warrant, but the Company shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable in an amount equal to the same fraction of the market price per share of Common Stock on the day of exercise as determined in good faith by the Company.

         In case of any capital reorganization or any reclassification of the shares of Common Stock of the Company, or in the case of any consolidation with or merger of the Company into or with another corporation, or the sale of all or substantially all of its assets to another corporation, which is effected in such a manner that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as part of such reorganization, reclassification, consolidation, merger or sale, as the case may be, lawful provision shall be made so that the holder of the Warrant shall have the right thereafter to receive, upon the exercise hereof, the kind and amount of shares of stock or other securities or property which the holder would have been entitled to receive if, immediately prior to such reorganization, reclassification, consolidation, merger or sale, the holder had held the number of shares of Common Stock which were then purchasable upon the exercise of the Warrant. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the holder of the Warrant, to the end that the provisions set forth herein (including provisions with respect to adjustments of the exercise price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Warrant.

         When any adjustment is required to be made in the exercise price, initial or adjusted, the Company shall forthwith determine the new exercise price, and


ELEPHANT & CASTLE INTERNATIONAL, INC.                    5 GTM/LEH/JAW 042199
ALAMO GRILL  FRANCHISE AGREEMENT                                     475250.5
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         (a)      prepare and retain on file a statement describing in
                  reasonable detail the method used in arriving at the new exercise price; and

         (b) cause a copy of such statement to be mailed to the holder of the Warrant as of a date within (10) days after the date when the circumstances giving rise to the adjustment occurred.

3. TRANSFERABILITY. Prior to making any transfer of the Warrant or of any Common Stock purchased upon the exercise of the Warrant, the holder will give written notice to the Company describing briefly the manner of any such proposed transfer. The holder will not make any such transfer until (i) the Company has notified it that, in the opinion of its counsel, registration under the Act is not required with respect to such transfer, or (ii) a registration statement covering the proposed distribution has been filed by the Company and has become effective. The holder will then make any disposition only pursuant to the conditions of such opinion or registration. The Company agrees that, upon receipt of written notice from the holder hereof with respect to such proposed distribution, it will use its best efforts, in consultation with the holder's counsel, to ascertain as promptly as possible whether or not registration is required, and will advise the holder promptly with respect thereto, and the holder will cooperate in providing the Company with information necessary to make such determination.


ELEPHANT & CASTLE INTERNATIONAL, INC.                    5 GTM/LEH/JAW 042199
ALAMO GRILL  FRANCHISE AGREEMENT                                     475250.5
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4.       REGISTRATION RIGHTS.

(a) REGISTRATION. The Company shall register the shares of Common Stock issuable upon exercise of the Warrants in the registration statement on Form S-3 (or its equivalent) when the Company registers the shares of Common Stock issuable upon conversion of the securities sold in the First Private Placement.

(b) "PIGGYBACK" REGISTRATION RIGHTS. If, at any time after the date hereof and prior to the expiration of one (1) year from the date hereof, the Company shall propose to file any registration statement under the Securities Act of 1933, as amended, covering a public offering of the Company's Common Stock and permitting the inclusion of shares of selling shareholders, it will notify the holder hereof at least thirty
         (30) days prior to each such filing and will include in the registration statement (to the extent permitted by applicable regulation) the Common Stock purchased by the holder or purchasable by the holder upon the exercise of the Warrant to the extent requested by the holder hereof. Notwithstanding the foregoing, the number of shares of the holders of the Warrants proposed to be registered shall thereby be reduced pro rata with any other selling shareholder (other than the Company) upon the request of the managing underwriting of such offering subject to the prior rights of any other selling shareholders that give it first priority in any such registration. If the registration statement or offering statement filed pursuant to such forty-five (45) day notice has not become effective within six months following the date such notice is given to the holder hereof, the Company must again notify such holder in the manner provided above.

(c)      OTHER.

         (i)      All expenses of any such registrations referred to in this
                  Section 4, except the fees of counsel to such holders and underwriting commissions or discount, shall be borne by the Company

         (ii) The Company will mail to the holder hereof, at the last known post office address, written notice of any exercise of the rights granted under this Section 4, by certified or registered mail, return receipt requested, and each holder shall have thirty (30) days from the day of deposit of such notice in the U.S. Mail to


ELEPHANT & CASTLE INTERNATIONAL, INC.                    5 GTM/LEH/JAW 042199
ALAMO GRILL  FRANCHISE AGREEMENT                                     475250.5
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                  notify the Company in writing whether such holder wishes to join in such exercise.

         (iii) The Company will furnish the holder hereof with a reasonable number of copies of any prospectus included in such filings and will amend or supplement the same as required during the period of required use thereof. The Company will maintain the effectiveness of any shelf registration statement or the offering statement filed by the Company, whether or not at the request of the holder hereof, for at least six (6) months following the effective date thereof.


         (iv) In the case of the filing of any registration statement, and to the extent permissible under the Act and controlling precedent thereunder, the Company and the holder hereof shall provide cross indemnification agreements to each other in customary scope covering the accuracy and completeness of the information furnished.

         (v) The holder of the Warrant agrees to cooperate with the Company in the preparation and filing of any registration statement or offering statement, and in the furnishing of information concerning the holder for inclusion therein, or in any efforts by the Company to establish that the proposed sale is exempt under the Act as to any proposed distribution.

         (vi) The Company shall have no obligation under this Section 4 to register any of the shares of the holders if in accordance with the Rule 144, promulgated under the Securities Act of 1933, as amended, the holder may sell all his shares of common stock obtained upon an exercise of this Warrant within ninety
                  (90) days immediately following the request for registration.

5. NOTICES. The Company shall mail to the registered holder of the Warrant, at its last known post office address appearing on the books of the Company, not less than fifteen (15) days prior to the date on which (a) a record will be taken for the purpose of determining the holders of Common Stock entitled to dividends (other than cash dividends) or subscription rights, or (b) a record will be taken (or in lieu thereof the transfer books will be closed) for the


ELEPHANT & CASTLE INTERNATIONAL, INC.                    5 GTM/LEH/JAW 042199
ALAMO GRILL  FRANCHISE AGREEMENT                                     475250.5
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         purpose of determining the holders of Common Stock entitled to notice of and to vote at a meeting of stockholders at which any capital reorganization, reclassification of shares of Common Stock, consolidation, merger, dissolution, liquidation, winding up or sale of substantially all of the Company's assets, shall be considered and acted upon.

6. RESERVATION OF COMMON STOCK. A number of shares of Common Stock sufficient to provide for the exercise of the Warrant upon the basis herein set forth shall at all times be reserved for the exercise thereof.

7. MISCELLANEOUS. Whenever reference is made herein to the issue or sale of shares of Common Stock, the term "Common Stock" shall include any stock of any class of the Company other than preferred stock with a fixed limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

         Upon written request of the holder of this Warrant, the Company will promptly provide such holder with a then current written list of the names and addresses of all holders of warrants originally issued under the terms of, and concurrent with, this Warrant.

            The representations, warranties and agreements herein contained shall survive the exercise of this Warrant. References to the "holder of" include the immediate holder of shares purchased on the exercise of this Warrant, and the word "holder" shall include the plural thereof. This Warrant shall be interpreted under the laws of the STATE OF MINNESOTA.

         All shares of Common Stock or other securities issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable, and the Company will pay all taxes in respect of the issuer thereof.

         Notwithstanding anything contained herein to the contrary, the Holder of this Warrant shall not be deemed a stockholder (including, no right to vote on any matters coming, before the shareholders) of the Company for any purpose whatsoever until and unless this Warrant is duly exercised.

         IN WITNESS WHEREOF, this Warrant has been duly executed by Elephant & Castle Group, Inc., this ____ day of December, 1999.


ELEPHANT & CASTLE INTERNATIONAL, INC.                    5 GTM/LEH/JAW 042199
ALAMO GRILL  FRANCHISE AGREEMENT                                     475250.5
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                          ELEPHANT & CASTLE GROUP, INC.



                           By:_______________________


                           Title:______________________


ELEPHANT & CASTLE INTERNATIONAL, INC.                    5 GTM/LEH/JAW 042199
ALAMO GRILL  FRANCHISE AGREEMENT                                     475250.5